EXHIBIT 99.2

PROMISSORY NOTE

$ 300,000.00	December 5, 2006

     FOR VALUE RECEIVED, and intending to be legally bound hereby, PainCare Surgery Centers III, Inc., a Florida corporation (the “Maker”), hereby promises to pay to the order of Center For Pain Management ASC, LLC, a Maryland limited liability company (the “Holder”), the principal sum of Three Hundred Thousand and No/100 Dollars ($ 300,000.00) .

     PAYMENTS. Three principal payments of One Hundred Thousand Dollars ($100,000.00) each shall be due and payable on or before each of the following dates: January 12, 2007; February 12, 2007; and March 12, 2007 (each, a “Principal Payment”). This Note may be prepaid in whole or in part at any time, without premium or penalty, and if the Maker pays all amounts under its existing promissory note, dated September 26, 2005 (the “Existing Note”), on or prior to any date that a Principal Payment under this Note is due, such Principal Payment under this Note and any later Principal Payments due under this Note shall be forgiven by the Holder, effective upon Maker’s payment of all amounts under the Existing Note.

     EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” hereunder: (a) the failure of Maker to deliver to Holder any one or more of the payments due under this Note by the date any such payment shall be due; (b) the filing of any petition under the Bankruptcy Code or any similar federal or state statute, by or against Maker, and (c) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, the Maker.

     PLEDGE. The Maker’s parent corporation, PainCare Holdings, Inc. (“PainCare”), by a Supplemental Agreement of even date herewith (the “Supplemental Agreement”) has pledged to the Holder certain collateral to secure all of the Maker’s obligations under this Note, pursuant to the terms of that certain Stock Pledge Agreement, dated September 26, 2005 (the “Stock Pledge Agreement”).

     HOLDER’S RIGHTS UPON DEFAULT. Upon the occurrence of any Event of Default: (a) unless the Holder elects otherwise in writing, the entire unpaid balance of this Note shall immediately become due and payable without notice to or demand on the Maker; and (b) the Holder may exercise all of the rights, privileges and remedies of a secured creditor under the Uniform Commercial Code as enacted in the State of Florida or other applicable jurisdiction, as amended. Upon an Event of Default, interest shall accrue at eighteen percent (18%) per annum on all unpaid principal, interest and penalties. The extent of the Maker’s obligations hereunder shall include: (i) the expenses of Holder in the collection, maintenance, preparation and execution on this Note including, without limitation, reasonable attorneys’ fees and other legal expenses; and (ii)

the complete satisfaction of this Note together with all interest thereon. The net proceeds of any collateral under the Stock Pledge Agreement shall be applied first to the expenses of the Holder in the collection, maintenance and preparation for sale and sale of the collateral, including, without limitation, reasonable attorneys’ fees and pother legal expenses, and then to the complete satisfaction of this Note together with all interest accrued thereon.

     MISCELLANEOUS. The Maker hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand. The Maker agrees to reimburse the Holder for all costs, including reasonable attorneys’ fees, incurred by the Holder in the enforcement hereof. In accordance with the Supplemental Agreement, this Note shall be guaranteed by the Guaranty of Payment, dated September 26, 2005, by and between PainCare and the Holder. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Note, or any breach or default hereunder, shall be governed by Florida law and litigated in the state or federal courts of Orange County, Florida having jurisdiction with respect to any such matter and each of the parties irrevocably submits to the jurisdiction of any such state or federal court sitting in Orange County, Florida.

     IN WITNESS WHEREOF, the Maker has duly executed this Note as of the day and year first written above.

Signed, sealed and delivered in the presence of:	Maker:

PainCare Surgery Centers III, Inc.
Name:	By: /s/ Mark Szporka
Name: Mark Szporka
Title: Chief Financial Officer